NAME OF REGISTRANT

Franklin Templeton Fund Allocator Series
File No. 811-07851

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

From the FAS SAI 05/13 Statement of Additional Information:

The Fund currently offers five classes of shares, Class A, Class C, Class R, Class R6 and Advisor Class.

From the RTF SAI 05/13 Statement of Additional Information:

The Fund currently offers five classes of shares, Class A, Class C, Class R, Class R6 and Advisor Class.